Exhibit 99.3

Forward - Looking Information This presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 19 95, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time th at these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify thes e f orward - looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:  general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, amo ng other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;  disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. g ove rnment obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;  changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans ma de or held as well as the value of other financial assets held;  competitive pressures among depository and other financial institutions may increase significantly;  legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd - Fran k Act may adversely affect the businesses in which BB&T is engaged;  local, state or federal taxing authorities may take tax positions that are adverse to BB&T;  a reduction may occur in BB&T’s credit ratings;  adverse changes may occur in the securities markets;  competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully t han BB&T and may be subject to different regulatory standards than BB&T;  natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operation s o r the ability or willingness of BB&T’s customers to access the financial services BB&T offers;  costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expect ed;  expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or reali zed within the expected time frames;  significant litigation could have a material adverse effect on BB&T;  deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expecte d ;  cyber - security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect our business and fin ancial performance, or our reputation; and,  failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB& T’s financial condition and results of operations and could result in significant additional costs to BB&T  f ailure to execute on the Company’s strategic or operational plans, including the ability to successfully complete and/or inte gra te mergers and acquisitions, could adversely impact BB&T’s financial condition and results of operations. Readers are cautioned not to place undue reliance on these forward - looking statements, which speak only as of the date of this r eport. Actual results may differ materially from those expressed in or implied by any forward - looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forwar d - l ooking statements for any reason. Non - GAAP Information This presentation contains financial information and performance measures determined by methods other than in accordance with ac counting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non - GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non - GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The c omp any believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non - GAAP financial measures to analyze financial performanc e without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they nece ssa rily comparable to non - GAAP performance measures that may be presented by other companies. Below is a listing of the types of non - GAAP measures used in this presentation:  Tangible common equity and related ratios are non - GAAP measures. The return on average risk - weighted assets is a non - GAAP measure . BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation .  Certain credit metrics have been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreeme nts and has been adjusted to exclude the impact of the Susquehanna acquisition. Management believes this presentation improves comparability to prior periods and portfolios presented and provides BB&T’s core asset qu ali ty performance to clearly demonstrate the impact of the acquisition.  Fee income and efficiency ratios are non - GAAP in that they exclude securities gains (losses), foreclosed property expense, amortizat ion of intangible assets, merger - related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s perfo rma nce. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significa nt gains and charges.  Return on average tangible common shareholders’ equity is a non - GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization . This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.  Core net interest margin is a non - GAAP measure that adjusts net interest margin to exclude the impact of interest income and fun ding costs associated with loans and securities acquired in the Colonial acquisition and purchased credit impaired (“PCI”) loans acquired from Susquehanna. Core net interest margin is also adjusted to remove the purchase acc oun ting marks and related amortization for non - PCI loans and deposits acquired from Susquehanna. BB&T’s management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acq uir ed provide investors with useful information related to the performance of BB&T’s earning assets. The adjusted ratio of net charge - offs to average loans is a non - GAAP measure that adjusts net charge - offs to exclude the impact of net charge - offs associated with certain loan sales during the quarter ended September 30, 2014. BB&T’s management believes this adjustment increases comparability of period - to - period results and believes that investors may f ind it useful in their analysis of the Corporation.  Ratio of the allowance for loan and lease losses as a percentage of loans held for investment excluding Susquehanna is a non - GAA P measure that removes the Susquehanna loans from the calculation of the ratio. BB&T’s management believes that adjustments to the calculation provide investors with useful information because these loans were re cor ded at fair value and no allowance was recognized. A reconciliation of these non - GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Third Quarter 2015 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

2015 Third Quarter Performance Highlights[1]

Earnings

- Net income totaled $492 million[2]
- Diluted EPS totaled $0.64, up an annualized 12.8% vs. 2Q15
- Adjusted diluted EPS totaled $0.70 excluding merger-related charges, up an annualized 5.7% vs. 2Q15
- Adjusted ROA[4] improved to 1.13% and adjusted ROTCE[4] was 14.44%

Revenues

- Revenues totaled $2.5 billion, up $122 million, due to the Susquehanna acquisition
- Net interest margin increased 8 bps to 3.35%, primarily due to purchase accounting

Expense Control

- Excluding the impact of acquisitions, noninterest expenses are modestly lower vs. 2Q15

Loans

- Average loans and leases held for investment totaled $130.5 billion in 3Q15 vs. $120.0 billion in 2Q15
- Excluding acquisitions[3], average loans grew 3.2% annualized vs. 2Q15; or 6.7% excluding residential mortgage
- Organic loan growth led by C&I, CRE, Direct Retail, Sheffield and Grandbridge

Strategic Highlights

- Successfully closed Susquehanna Bancshares on August 1st
- Announced agreement to acquire National Penn Bancshares
- Launched new digital platform, U by BB&T, across our footprint

1 Linked quarter growth rates are annualized, except credit metrics
2 Available to common shareholders
3 "Acquisitions" include The Bank of Kentucky, and Susquehanna Bancshares
4 Refer to the Appendix for appropriate reconciliations of non-GAAP financial measures

3

4 4 Seasonally Stronger Loan Growth 1 ▪ Average loan growth, excluding Susquehanna and The Bank of Kentucky, was 3.2% annualized and 6.7% excluding Residential mortgage, vs. 2Q15 ▪ Experienced strong loan growth vs. 2Q15 in several categories (excludes acquisitions):  Grandbridge, up 83.4% annualized  Sheffield, up 28.5% annualized  AFCO / CAFO, up 14.1% annualized  Direct Retail , up 11.9% annualized  Regional Acceptance, up 6.5% annualized 1 Excludes loans held for sale 2 Other lending subsidiaries consist of AFCO/CAFO/Prime Rate, BB&T Equipment Finance, Grandbridge Real Estate Capital, Sheffield Fina nci al and Regional Acceptance 3 Susquehanna and The Bank of Kentucky contributed $8.5 billion and $1.2 billion, respectively, in average loan growth 4 Excludes the impact of acquisitions. See non - GAAP reconciliations included in the Appendix. $118.6 $118.3 $118.8 $120.0 $ 130.5 3 $100.0 $108.0 $116.0 $124.0 $132.0 3Q14 4Q14 1Q15 2Q15 3Q15 Average Loans Held for Investment ($ in billions) C&I $ 46,462 36.6% 6.7% CRE – IPP 12,514 66.0 4.7 CRE – C&D 3,502 105.4 18.4 Dealer floor plan 1,056 18.1 14.1 Direct retail lending 9,926 69.4 11.9 Sales finance 10,386 36.7 (11.6) Revolving credit 2,421 9.4 8.4 Residential mortgage 30,384 6.9 (7.3) Other lending subsidiaries 2 12,837 38.5 20.6 Subtotal $ 129,488 35.2% 3.6% Acquired from FDIC and PCI 1,052 (1.1) (43.6) Total $ 130,540 34.9% 3.2% 3Q15 Average Balance 3 Q15 v. 2Q15 Annualized Increase (Decrease) 3Q15 v. 2Q15 Adjusted 4 Annualized Increase (Decrease) Average Loans Held for Investment ($ in millions) ▪ Management expects loan growth, excluding Susquehanna, to be relatively flat on a linked quarter basis in 4Q15 (up slightly excluding residential mortgage), largely due to seasonality

5 5 Improved Deposit Mix and Cost $130.6 $130.3 $129.5 $131.9 $ 143.8 1 0.26% 0.25% 0.25% 0.24% 0.24% 0.20% 0.25% 0.30% 0.35% 0.40% $100.0 $110.0 $120.0 $130.0 $140.0 $150.0 3Q14 4Q14 1Q15 2Q15 3Q15 Total Interest-Bearing Deposit Cost ▪ Average deposits grew $1.2 billion, or 3.6% annualized, excluding the acquisitions of Susquehanna and The Bank of Kentucky ▪ Excluding acquisitions, average noninterest - bearing deposits increased $721 million; or 6.9% annualized ▪ Excluding acquisitions, average noninterest - bearing deposit mix was 31.7% in 3Q15 vs. 31.5% in 2Q15 Average Total Deposits ($ in billions) $38.1 $39.1 $39.7 $41.5 $ 44.2 3 $30.0 $34.0 $38.0 $42.0 $46.0 3Q14 4Q14 1Q15 2Q15 3Q15 Average Noninterest - Bearing Deposits ($ in billions) Noninterest - bearing deposits $ 44,153 25.3% 6.9% Interest checking 22,593 31.1 (17.5) Money market & savings 59,306 40.2 15.5 Subtotal $ 126,052 33.3% 6.5% Time deposits 16,837 54.6 (23.6) Foreign office deposits – Interest - bearing 948 95.5 95.5 Total deposits $ 143,837 36.0% 3.6% 3Q15 Average Balance 3 Q15 v. 2Q15 Annualized Increase (Decrease) 3 Q15 v. 2Q15 Adjusted 2 Annualized % Increase (Decrease) Average Deposits ($ in millions) 1 Susquehanna and The Bank of Kentucky contributed $9.4 billion and $ 1.6 billion, respectively, in average deposit growth 2 Excludes the impact of acquisitions. See non - GAAP reconciliations included in the Appendix. 3 Susquehanna and The Bank of Kentucky contributed $1.5 billion and $0.5 billion, respectively, in average noninterest - bearing deposit growth

6 6 Credit Quality Remains Excellent 1 ▪ Loans 90 days or more past due and still accruing increased 42.9% vs. 2Q15  Excluding Susquehanna, loans 90 days or more past due decreased 10.5% 3 ▪ Loans 30 - 89 days increased 8.6% vs. 2Q15  Excluding Susquehanna, loans 30 - 89 days past due increased 5.0% 3 due to normal nonprime auto seasonality ▪ Including acquisitions, management expects 4Q15 net charge - offs to be in the range of 35 - 45 bps, reflecting normal retail seasonality ▪ NPAs increased 2.1% vs. 2Q15; excluding Susquehanna, NPAs increased 0.7% 3 ▪ Management expects NPA levels to remain in a similar range to 3Q15 0.50% 0.42% 0.40% 0.38% 0.36% 0.00% 0.20% 0.40% 0.60% 3Q14 4Q14 1Q15 2Q15 3Q15 Total Nonperforming Assets as a Percentage of Total Assets Annualized Net Charge - offs / Average Loans 1 Includes acquired from FDIC and PCI; excludes loans held for sale 2 Excludes $15 million of net charge - offs related to sale of loans consisting primarily of TDRs 3 Excludes the impact of Susquehanna. See non - GAAP reconciliations included in the attached Appendix 0.39% 0.34% 0.48% 0.43% 2 0.32% 0.33% 0.00% 0.20% 0.40% 0.60% 3Q14 4Q14 1Q15 2Q15 3Q15 Core Charge-offs Other Charge-offs

7 7 Allowance Coverage Ratios Remain Strong 2.67x 3.21x 3.60x 3.71x 3.44x 1.92x 2.39x 2.45x 2.55x 2.49x 0.00 1.00 2.00 3.00 4.00 5.00 3Q14 4Q14 1Q15 2Q15 3Q15 ALLL to Net Charge-offs ALLL to NPLs HFI ▪ Coverage ratios remain strong at 3.44x and 2.49x for the allowance to net charge - offs and NPLs, respectively ▪ The ALLL to loans ratio was 1.08%. This includes $12.8 billion of acquired loans marked to fair value with no related allowance  Excluding Susquehanna, ALLL to loans was 1.19% 1 , unchanged from last quarter  The loans acquired from Susquehanna reflected a 4.45% credit mark ALLL Coverage Ratios 1 Excludes the impact of Susquehanna. See non - GAAP reconciliations included in the attached Appendix

8 8 Net Interest Margin Increases 3.38% 3.36% 3.33% 3.27% 3.35% 3.20% 3.20% 3.18% 3.16% 3.15% 2.50% 3.00% 3.50% 4.00% 3Q14 4Q14 1Q15 2Q15 3Q15 Reported NIM Core NIM ▪ 3 Q15 NIM increased 8 bps vs. 2Q15 as a result of:  Purchase accounting impact (+9 bps)  Lower yields on new loans and other earning assets, partially offset by lower liability costs ( - 1 bp ) ▪ 3Q15 core NIM was 3.15%, down 1 bp vs. 2Q15 ▪ Management expects GAAP and core net interest margin to remain relatively stable in 4Q15, assuming no changes in interest rates ▪ Improved asset sensitivity in 3Q15 due to the acquisition of Susquehanna Net Interest Margin 1 0.18% 0.81% 1.60% 2.23% - 0.01% 0.97% 1.89% 2.71% -0.20% 0.80% 1.80% 2.80% Down 25 Up 50 Up 100 Up 200 Sensitivities as of 06/30/15 Sensitivities as of 09/30/2015 Rate Sensitivities 1 See non - GAAP reconciliations included in the attached Appendix

9 9 Fee Income Seasonally Lower ▪ Insurance income declined $68 million vs. 2Q15 primarily due to seasonality, a softer insurance pricing market and the sale of American Coastal in the second quarter ▪ Mortgage banking income decreased $19 million vs. 2Q15 primarily reflecting lower net mortgage servicing rights income ▪ Service charges on deposits increased $13 million driven by acquisitions and higher client activity ▪ Other income was up $27 million primarily due to:  P re - tax loss of $26 million in 2Q15 for the sale of American Coastal  $22 million of higher income on private equity investments  Partially offset by $18 million of lower income related to assets for certain post - employment benefits 44.3% 46.2% 45.8% 46.3% 42.1% 35.0% 40.0% 45.0% 50.0% 3Q14 4Q14 1Q15 2Q15 3Q15 Fee Income Ratio 1,3 3Q15 3Q15 v. 2Q15 2 Increase (Decrease) 3Q15 v. 3Q14 Increase (Decrease) Insurance income $ 354 (63.9) % (8.1) % Service charges on deposits 167 33.5 1.8 Mortgage banking income 111 (58.0) 3.7 Investment banking and brokerage fees and commissions 105 (11.0) 10.5 Bankcard fees and merchant discounts 57 14.4 3.6 Trust and investment advisory revenues 63 41.8 12.5 Checkcard fees 45 18.5 7.1 Operating lease income 32 26.4 33.3 Income from bank - owned life insurance 29 29.4 3.6 FDIC loss share income, net (58) (37.2) (33.3) Securities gains (losses), net (2) NM (60.0) Other income 3 85 184.7 - Total noninterest income $ 988 (12.1) % 4.1 % Noninterest Income ($ in millions) 1 Excludes securities gains (losses), the impact of FDIC loss share accounting and other selected items. See non - GAAP reconciliations incl uded in the attached Appendix 2 Linked quarter percentages are annualized 3 Effective 1/1/15, BB&T retrospectively adopted new accounting guidance for Qualified Affordable Housing investments. Prior period infor mat ion has been revised to conform to the current presentation

Noninterest Expense Reflects Acquisitions

Efficiency Ratio[1,3]


65.0%
60.0%
55.0%
50.0%
58.7%
55.6%
58.5%
59.2%
59.2%
3Q14
4Q14
1Q15
2Q15
3Q15

- Excluding the loss on early extinguishment of debt, merger-related charges and the impact of Susquehanna, noninterest expenses decreased modestly
- Personnel expense increased $18 million reflecting $37 million in Susquehanna-related costs, offset by a decline of $19 million in post-employment related benefits expense
- FTEs increased 2,404; excluding Susquehanna and The Bank of Kentucky, FTEs were up slightly
- Occupancy and equipment expense increased $17 million primarily due to Susquehanna
- 3Q15 effective tax rate was 29.4%. Management expects the effective tax rate for 4Q15 to be approximately 30%

Noninterest Expense

($ in millions)	3Q15	3Q15 v. 2Q15[2] Increase (Decrease)	3Q15 v. 3Q14 Increase (Decrease)
Personnel expense	$ 882	8.3 %	10.9 %
Occupancy and equipment expense	183	40.6	7.6
Loan-related expense	38	10.7	(41.5)
Software expense	50	34.5	13.6
Professional services	42	79.3	23.5
Outside IT services	35	82.1	16.7
Regulatory charges	25	-	8.7
Amortization of intangibles	29	103.5	26.1
Foreclosed property expense	15	28.3	36.4
Merger-related and restructuring charges, net	77	NM	NM
Loss on early extinguishment	-	NM	(100.0)
Other expense	218	1.8	1.4
Total noninterest expense	**$ 1,594**	**(14.2) %**	**3.6 %**

- Merger-related and restructuring charges are expected to total $60 million - $80 million for 4Q15

1 Excludes certain items as detailed in non-GAAP reconciliation section
2 Linked quarter percentages are annualized
3 Effective 1/1/15, BB&T retrospectively adopted new accounting guidance for Qualified Affordable Housing investments. Prior period information has been revised to conform to the current presentation

10

Capital and Liquidity Strength


Common Equity Tier 1[1]
11.0%
10.0%
9.0%
10.5%
10.6%
10.5%
10.4%
10.1%
3Q14
4Q14
1Q15
2Q15
3Q15
Basel I
Basel III[2]

- The Susquehanna transaction used approximately 0.6% in Common Equity Tier 1 capital
- The fully phased-in Common Equity Tier 1 ratio was 9.8%
- BB&T's 3Q15 LCR was 136% driven by strong deposit growth and the acquisitions
- BB&T's 3Q15 liquid asset buffer was 13.3% (high quality liquid assets as a percentage of total assets)

1 Current quarter regulatory capital information is preliminary. Risk-weighted assets are determined based on regulatory capital requirements in effect for the period presented. The ratio for periods prior to 2015 is the Tier 1 common equity ratio, which was based on the definition used for the SCAP assessment. This ratio was a non-GAAP measure. BB&T's management used this measure to assess the quality of capital and believes that investors found the measure useful in their analysis of the Corporation. This capital measure was not necessarily comparable to similar capital measures that may be presented by other companies. Management believes this measure was fairly comparable to Common Equity Tier 1 capital, which is required under Basel III.

2 Under Transitional Approach

11

Community Banking Segment

BB&T

Serves individual and business clients by offering a variety of loan and deposit products and other financial services

($ in millions)	3Q15[4]	Inc/(Dec) vs 2Q15	Inc/(Dec) vs 3Q14
Net Interest Income	$ 772	$ 35	$ 39
Noninterest Income[1]	339	10	-
Provision for Credit Losses	4	(7)	(48)
Noninterest Expense[2]	690	5	29
Income Tax Expense	153	17	22
Segment Net Income	$ 264	$ 30	$ 36

Highlighted Metrics

($ in billions)

	3Q15	Change: Link[3]	Change: Like
Total Commercial Loans	$40.7	13.1%	3.8%
Direct Retail Lending	$8.6	16.6%	11.5%
Money Market & Savings	$41.3	9.6%	9.1%
Noninterest Bearing Deposits	$37.9	11.7%	12.8%

Comments

- Commercial production increased $721 million, or 20.9%, compared to 2Q15
- Direct Retail Lending production increased $179 million, or 18.8%, compared to 3Q14
- Approximately $12 million of the Net Interest Income increase on a link quarter basis is attributable to the Bank of Kentucky acquisition
- Noninterest Expense increase on a link quarter basis was primarily due to the Bank of Kentucky acquisition
- On August 17th, BB&T and National Penn announced the signing of a definitive merger agreement[5]
  - $9.6 billion in assets, $6.7 billion in deposits
  - 124 banking offices in PA, NJ and MD

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles and allocated corporate expense
3 Linked quarter growth rates annualized except for production
4 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15
5 National Penn financial information was obtained from 2Q15 results posted to SNL.com on 7/23/2015

12

Residential Mortgage Banking Segment

BB&T

Retains and services mortgage loans originated by the Residential Mortgage Lending Division and through its referral relationship with the Community Bank and referral partners as well as those purchased from various correspondent originators

($ in millions)	3Q15[5]	Inc/(Dec) vs 2Q15	Inc/(Dec) vs 3Q14
Net Interest Income	$ 116	$ -	$ (11)
Noninterest Income[1]	93	(8)	10
Provision for Credit Losses	7	4	55
Noninterest Expense[2]	105	7	(24)
Income Tax Expense	37	(7)	(12)
Segment Net Income	$ 60	$ (12)	$ (20)

Highlighted Metrics

($ in billions)

	3Q15	Change: Link[4]	Change: Like
Retail Originations	$ 1.9	(13.9%)	(5.5%)
Correspondent Purchases	$ 3.1	(4.6%)	5.1%
Total Production	$ 5.0	(8.4%)	0.8%
Loan Sales	$ 4.9	21.5%	31.1%
Loans Serviced for others (EOP)	$ 90.4	5.4%	0.6%

Comments[4]

- The production mix was 67% purchase / 33% refinance in 3Q15 vs. 53% / 47% in 2Q15
- Noninterest income decreased vs. 2Q15 due to $18 million decrease in MSR valuation adjustments partially offset by higher gains from sale of loans
- Increase in noninterest expense vs. 2Q15 was primarily due to higher personnel expense
- Decrease in net interest income vs. 3Q14 driven by lower HFI balances due to current strategy of selling substantially all conforming originations
- Decrease in noninterest expense vs. 3Q14 was driven by improvements in foreclosure, loan repurchase and indemnification expense
- Credit quality[3]:
  - 30+ day delinquency of 2.79%
  - Nonaccruals of 0.66%
  - Net charge-offs of 0.12%

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles and allocated corporate expense
3 Credit quality metrics are based on Loans Held for Investment
4 Linked quarter growth rates annualized except for production and sales
5 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15

13

Dealer Financial Services Segment

Primarily originates indirect loans to consumers on a prime and nonprime basis for the purchase of automobiles and other vehicles through approved dealers both in BB&T's market and nationally (through Regional Acceptance Corporation)

($ in millions)	3Q15[5]	Inc/(Dec) vs 2Q15	Inc/(Dec) vs 3Q14
Net Interest Income	$ 179	$ 1	$ 8
Noninterest Income[1]	1	1	1
Provision for Credit Losses	67	19	14
Noninterest Expense[2]	44	(7)	8
Income Tax Expense	26	(4)	(5)
Segment Net Income	$ 43	$ (6)	$ (8)

Highlighted Metrics

($ in billions)

	3Q15	Change: Link[4]	Change: Like
Retail Loan Production	$ 1.1	(17.5%)	(19.3%)
Loan Yield	6.54%	0.07%	(0.34%)
Operating Margin[3]	75.6%	4.2%	(3.4%)
Net Charge-offs	1.85%	0.60%	0.15%

Comments[4]

- Dealer Finance implemented a flat-fee dealer compensation program effective July 1st
- Asset quality indicators continue to be positive:
  - Dealer Finance continues to exhibit strong performance compared to industry norms
  - Regional Acceptance continues to perform within management's risk appetite and seasonal expectations
- Regional Acceptance continues to expand their lending footprint:
  - Opened two regional business centers (Northern Virginia & Kansas City) in 3Q15
  - Continued to build out the servicing capacity of the Phoenix, AZ servicing center

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles and allocated corporate expense
3 Operating Margin excludes Provision for Credit Losses
4 Linked quarter growth rates annualized except for production and sales
5 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15

14

Specialized Lending Segment

Provides specialty lending including: commercial finance, mortgage warehouse lending, tax-exempt governmental finance, equipment leasing, commercial mortgage banking, insurance premium finance, dealer-based equipment financing, and direct consumer finance

($ in millions)	3Q15[5]	Inc/(Dec) vs 2Q15	Inc/(Dec) vs 3Q14
Net Interest Income	$ 112	$ 1	$ 1
Noninterest Income[1]	59	(15)	(4)
Provision for Credit Losses	9	2	5
Noninterest Expense[2]	80	(2)	8
Income Tax Expense	20	(6)	(7)
Segment Net Income	$ 62	$ (8)	$ (9)

Highlighted Metrics

($ in billions)

	3Q15	Change: Link[4]	Change: Like
Loan Originations	$ 4.6	(14.8%)	5.8%
Loan Yield	4.26%	0.02%	(0.21%)
Operating Margin[3]	53.2%	(2.5%)	(5.4%)
Net Charge-offs	0.27%	0.11%	0.05%

Comments[4]

- Sheffield Financial's loan growth continues to be solid:
  - 3Q15 production increased 18.1% compared to 3Q14
  - Average loans increased 28.5% vs. 2Q15
- Grandbridge continued strong commercial mortgage banking performance but production and fees lower vs. outstanding 2Q15 results:
  - Average LHFI increased 83.4% vs. 2Q15
  - 3Q15 mortgage banking fees lower $12 million compared to 2Q15
- Mortgage Warehouse Lending achieved strong line commitment growth during 3Q15
  - 3Q15 new and existing lines increased 104.2% compared to 3Q14

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles and allocated corporate expense
3 Operating Margin excludes Provision for Credit Losses
4 Linked quarter growth rates annualized except for production and sales
5 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15

15

Insurance Services Segment

Provides property and casualty, life, and health insurance to business and individual clients. It also provides workers compensation and professional liability, as well as surety coverage and title insurance

($ in millions)	3Q15[8]	Inc/(Dec) vs 2Q15	Inc/(Dec) 3Q14
Net Interest Income	$ 3	$ 2	$ 2
Noninterest Income[1]	353	(72)	(34)
Provision for Credit Losses	-	-	-
Noninterest Expense[2]	321	(25)	(10)
Income Tax Expense	14	(13)	(7)
Segment Net Income	$ 21	$ (32)	$ (15)

Highlighted Metrics

($ in millions)

	3Q15	Change: Link[4]	Change: Like
Noninterest Income	$ 353	(67.2%)	(8.8%)
Number of Stores[3]	196	(1)	(2)
EBITDA Margin[6]	13.9%	(8.4%)	(1.8%)

Comments[4]

- BB&T Insurance generated insurance revenue[7] essentially flat to 3Q14:
  - 0.1% for Retail / 1.8% for Wholesale
  - 0.9% for Total Insurance
- Noninterest income was lower vs. 2Q15 primarily due to seasonality, a softer insurance pricing market and the sale of American Coastal in the second quarter
- Insurance produced strong YTD new business growth vs comparable period 2014:
  - 4.6% for Retail / 10.3% for Wholesale[5]
  - 8.3% for Total Insurance
- YTD same store sales growth[7] of 1.6% vs prior period 2014

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles, allocated corporate expense, and $1.2 million of one-time merger related charges from the Miller transaction
3 U.S. Locations
4 Linked quarter growth rates annualized except for production and sales
5 Excludes American Coastal & Crump Life
6 Excludes American Coastal and one-time merger related and restructuring charges
7 Excludes American Coastal
8 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15

16

Financial Services Segment

Provides trust services, wealth management, investment counseling, asset management, estate planning, employee benefits, corporate banking, and capital market services to individuals, corporations, governments, and other organizations

($ in millions)	3Q15[6]	Inc/(Dec) vs 2Q15	Inc/(Dec) vs 3Q14
Net Interest Income	$ 134	$ 7	$ 22
Noninterest Income[1]	230	15	37
Provision for Credit Losses	20	(3)	15
Noninterest Expense[2]	211	1	22
Income Tax Expense	50	9	8
Segment Net Income	$ 83	$ 15	$ 14

Highlighted Metrics

($ in billions)

	3Q15	Change Link[4]	Change Like
Average Loan Balances	$ 13.7	25.7%	27.6%
Average Deposits	$ 29.5	19.9%[5]	13.6%[5]
Total Invested Assets	$ 122.3	(18.1%)	4.8%
Invested Assets Noninterest Income ($ in millions)	$ 128.4	4.3%	2.5%
Operating Margin[3]	42.0%	3.4%	4.0%

Comments[4]

- Average loan and deposit growth was driven by:
  - Corporate Banking, which generated
    - 25.8% loan growth and 31.6% transaction deposit growth vs. 2Q15
    - 27.4% loan growth and 5.4% transaction deposit growth vs. 3Q14
  - BB&T Wealth, which generated
    - 27.6% loan growth and (2.7%)[5] transaction deposit growth vs. 2Q15
    - 32.1% loan growth and 18.3%[5] transaction deposit growth vs. 3Q14
- Increase in noninterest income vs. 2Q15 was driven by higher SBIC partnership income and investment advisory fees
- Increase in noninterest income vs. 3Q14 was driven by higher SBIC partnership income, Capital Markets investment banking revenues, investment commission & brokerage fees, and investment advisory fees
- Wealth Lending production increased 3.2% vs. 3Q14

1 Noninterest Income includes intersegment net referral fees
2 Noninterest Expense includes amortization of intangibles and allocated corporate expense
3 Operating Margin excludes Provision for Credit Losses
4 Linked quarter growth rates annualized except for production and sales
5 Adjusted to normalize inclusion of BB&T Wealth trust and other personal deposits residing in commercial products beginning in 2Q15
6 Susquehanna financial information is included in the Other, Treasury & Corporate segment until the systems conversation scheduled for 4Q15

17

18

19

Capital Measures[1]

(Dollars in millions, except per share data)

	As of / Quarter Ended				
	Sept. 30 2015	June 30 2015	March 31 2015	Dec. 31 2014	Sept. 30 2014
Selected Capital Information					
Risk-based capital:	Basel III[4]			Basel I	
Common equity tier 1	$ 16,819	$ 16,031	$ 15,755	N/A	N/A
Tier 1	19,421	18,633	18,320	$ 17,840	$ 17,402
Total	23,611	21,896	21,654	21,381	21,281
Risk-weighted assets[2]	166,863	154,493	150,092	143,675	140,499
Average quarterly tangible assets	195,622	182,444	180,790	179,785	179,268
Risk-based capital ratios:					
Common equity tier 1	10.1%	10.4%	10.5%	N/A	N/A
Tier 1	11.6	12.1	12.2	12.4%	12.4%
Total	14.1	14.2	14.4	14.9	15.1
Leverage capital ratio	9.9	10.2	10.1	9.9	9.7
Equity as a percentage of total assets	13.1	13.2	13.1	13.0	13.0
Common equity per common share	$ 31.56	$ 30.64	$ 30.48	$ 30.09	$ 29.98
Selected non-GAAP Capital Information[3]					
Tangible common equity as a percentage of tangible assets	7.7%	8.1%	8.0%	8.0%	7.9%
Tangible common equity per common share	$ 19.77	$ 20.21	$ 20.13	$ 19.86	$ 19.71

1 Current quarter regulatory capital is preliminary
2 Risk-weighted assets are determined based on regulatory capital requirements in effect for the period presented
3 Tangible common equity and related ratios are non-GAAP measures. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.
4 Under transitional approach

20

Non-GAAP Reconciliations[1]

(Dollars in millions, except per share data)

	As of / Quarter Ended				
	Sept. 30 2015	June 30 2015	March 31 2015	Dec. 31 2014	Sept. 30 2014
Calculations of tangible common equity, tangible assets and related measures[2]:					
Total shareholders' equity	$ 27,264	$ 25,132	$ 24,738	$ 24,377	$ 24,271
Less:					
Preferred stock	2,603	2,603	2,603	2,603	2,603
Noncontrolling interests	40	52	96	88	76
Intangible assets	9,198	7,655	7,480	7,374	7,396
Tangible common equity	$ 15,423	$ 14,822	$ 14,559	$ 14,312	$ 14,196
Total assets	$ 208,809	$ 191,017	$ 189,228	$ 186,834	$ 187,045
Less:					
Intangible assets	9,198	7,655	7,480	7,374	7,396
Tangible assets	$ 199,611	$ 183,362	$ 181,748	$ 179,460	$ 179,649
Tangible common equity as a percentage of tangible assets	7.7%	8.1%	8.0%	8.0%	7.9%
Tangible common equity	$ 15,423	$ 14,822	$ 14,559	$ 14,312	$ 14,196
Outstanding shares at end of period (in thousands)	780,150	733,481	723,159	720,698	720,298
Tangible common equity per common share	$ 19.77	$ 20.21	$ 20.13	$ 19.86	$ 19.71

1 Current quarter regulatory capital is preliminary

2 Tangible common equity and related ratios are non-GAAP measures. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

21

Non-GAAP Reconciliations[1]

Efficiency and Fee Income Ratios[1]	Quarter Ended Sept. 30 2015	June 30 2015	March 31 2015	Dec. 31 2014	Sept. 30 2014
Efficiency ratio - GAAP	64.1%	69.8%	60.7%	58.3%	66.0%
Effect of securities gains (losses), net	-	-	-	-	(0.1)
Effect of merger-related and restructuring charges, net	(3.1)	(1.1)	(0.5)	(0.7)	(0.3)
Effect of loss on sale of American Coastal	-	(0.8)	-	-	-
Effect of mortgage reserve adjustments	-	-	-	(1.1)	-
Effect of loss on early extinguishment of debt	-	(7.1)	-	-	(5.1)
Effect of franchise tax adjustment	-	-	-	0.6	-
Effect of FDIC loss share accounting	-	(0.1)	(0.1)	(0.1)	(0.3)
Effect of foreclosed property expense	(0.6)	(0.6)	(0.6)	(0.4)	(0.5)
Effect of amortization of intangibles	(1.2)	(0.9)	(1.0)	(1.0)	(1.0)
Efficiency ratio - reported	59.2%	59.2%	58.5%	55.6%	58.7%
Fee income ratio - GAAP	39.7%	43.0%	42.5%	42.7%	40.7%
Effect of securities gains (losses), net	-	-	-	-	0.1
Effect of loss on sale of American Coastal	-	0.6	-	-	-
Effect of FDIC loss share accounting	2.4	2.7	3.3	3.5	3.5
Fee income ratio - reported	42.1%	46.3%	45.8%	46.2%	44.3%

1 BB&T's management uses these measures in their analysis of the Corporation's performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

Note: Effective 1/1/15, BB&T retrospectively adopted new accounting guidance for Qualified Affordable Housing investments. Prior period information has been revised to conform to the current presentation

22

23 1 BB&T’s management believes investors use this measure to evaluate the return on average common shareholders’ equity withou t t he impact of intangible assets and their related amortization. Non - GAAP Reconciliations 1 (Dollars in millions) Quarter Ended Sept. 30 June 30 March 31 2015 Dec. 31 2014 Sept. 30 2014 Return on Average Tangible Common Shareholders' Equity 2015 2015 Net income available to common shareholders $ 492 $ 454 $ 488 $ 551 $ 512 Plus: Amortization of intangibles, net of tax 18 14 13 14 14 Tangible net income available to common shareholders $ 510 $ 468 $ 501 $ 565 $ 526 Average common shareholders' equity $ 23,957 $ 22,210 $ 21,883 $ 21,895 $ 21,471 Less: Average intangible assets 8,666 7,496 7,366 7,385 7,409 Average tangible common shareholders' equity $ 15,291 $ 14,714 $ 14,517 $ 14,510 $ 14,062 Return on average tangible common shareholders' equity 13.23% 12.76% 14.00% 15.45% 14.83% Note: Effective 1/1/15, BB&T retrospectively adopted new accounting guidance for Qualified Affordable Housing investments. Pr io r period information has been revised to conform to the current presentation

Non-GAAP Reconciliations[1]

Reported net interest margin vs. core net interest margin	Quarter Ended Sept. 30 2015	June 30 2015	March 31 2015	Dec. 31 2014	Sept. 30 2014
Reported net interest margin - GAAP	3.35%	3.27%	3.33%	3.36%	3.38%
Adjustments to interest income for assets acquired:					
Effect of securities acquired from FDIC	(0.04)	(0.04)	(0.06)	(0.06)	(0.06)
Effect of loans acquired from FDIC and PCI	(0.07)	(0.08)	(0.10)	(0.11)	(0.13)
Effect of purchase accounting marks on non-PCI loans acquired from Susquehanna	(0.08)	-	-	-	-
Adjustments to interest expense:					
Effect of purchase accounting marks on time deposits assumed from Susquehanna	(0.01)	-	-	-	-
Effect of interest expense related to acquired assets	-	0.01	0.01	0.01	0.01
Core net interest margin	3.15%	3.16%	3.18%	3.20%	3.20%

1 Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and purchased credit impaired ("PCI") loans acquired from Susquehanna. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans and deposits acquired from Susquehanna. BB&T's management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets

24

Non - GAAP Reconciliations 1 25 1 BB&T’s management uses these measures in their analysis of the Corporation’s performance and believes these measures provide a g reater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges. 2 Adjustment represents $15 million of net charge - offs recorded in connection with the mortgage loan sale in the quarter ended Sep tember 30, 2014. (Dollars in millions) For the Quarter Ended Adjusted net charge - offs as a percentage of average loans and leases Sept. 30, 2014 Net charge - offs $142 Less: adjustment 2 (15) Net charge - offs, as adjusted $127 Average loans held for investment $118,564 Net charge - offs as a percentage of average loans and leases 0.48% Net charge - offs as a percentage of average loans and leases, as adjusted 0.43% For the Quarter Ended Adjusted return on average assets Sept. 30, 2015 Net income $533 Plus: merger - related and restructuring charges, net of tax 48 Adjusted net income $581 Average assets $203,531 Return on average assets (excluding merger - related and restructuring charges), as adjusted 1.13%

Non - GAAP Reconciliations 1 26 (Dollars in millions) As of Loans 30 - 89 days past due as a % of loans held for investment Sept. 30 2015 June 30 2015 % Change Reported $905 $833 8.6 % Less: the impact of Susquehanna (30) - - Loans 30 - 89 days past due loans held for investment, adjusted $875 $833 5.0% As of Loans 90+ days past due as a % of loans held for investment Sept. 30 2015 June 30 2015 % Change Reported $516 $361 42.9% Less: the impact of Susquehanna (193) - - Loans 90+ days past due loans held for investment, adjusted $323 $361 (10.5)% As of Nonperforming assets Sept. 30 2015 June 30 2015 % Change Reported $744 $729 2.1% Less: the impact of Susquehanna (10) - - Nonperforming assets, adjusted $734 $729 0.7% 1 BB&T’s management uses these measures in their analysis of the Corporation’s performance and believes these measures provide a g reater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

Non - GAAP Reconciliations 1 27 (Dollars in millions) 1 BB&T’s management uses these measures in their analysis of the Corporation’s performance and believes these measures provide a g reater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges. As of September 30, 2015 ALLL as a % of loans held for investment ALLL LHFI Ratio Reported $1,458 135,515 1.08% Less: the impact of Susquehanna - (12,766) - ALLL as a % of loans held for investment, adjusted $1,458 $122,749 1.19% Adjusted return on average tangible common shareholders’ equity For the quarter ended September 30, 2015 Net Income Available to Common Shareholders $492 Plus: Amortization of intangibles, net of tax 18 Merger - related and restructuring charges, net of tax 48 Adjusted tangible net income available to common shareholders $558 Average common shareholders' equity $23,957 LESS: Average intangible assets 8,666 PLUS: Average merger - related and restructuring charges, net of tax 24 Adjusted average tangible shareholders' equity $15,315 Adjusted return on average tangible common shareholders' equity 14.44%

Non-GAAP Reconciliations[1]

(Dollars in millions)

Link Quarter Average Balance Growth Adjusted for Acquisitions

Loans	September 30, 2015				Link Qtr	
	Reported	SUSQ	BKYF	Adjusted	Adj Growth	Ann.
Commercial and industrial	$ 46,462	$ (2,672)	$ (607)	$ 43,183	$ 715	6.7 %
CRE - income producing properties	12,514	(1,360)	(338)	10,816	127	4.7
CRE - construction and development	3,502	(553)	(62)	2,887	128	18.4
Dealer floor plan	1,056	(10)	-	1,046	36	14.1
Direct retail lending	9,926	(1,132)	(105)	8,689	253	11.9
Sales finance	10,386	(1,157)	-	9,229	(278)	(11.6)
Revolving credit	2,421	-	(7)	2,414	50	8.4
Residential mortgage	30,384	(1,004)	(75)	29,305	(548)	(7.3)
Other lending subsidiaries	12,837	(527)	-	12,310	609	20.6
Subtotal	**129,488**	**(8,415)**	**(1,194)**	**119,879**	**1,092**	**3.6**
PCI/FDIC	1,052	(113)	-	939	(116)	(43.6)
Total average loans and leases HFI	**$ 130,540**	**$ (8,528)**	**$ (1,194)**	**$ 120,818**	**$ 976**	3.2 %

	June 30, 2015			
	Reported	SUSQ	BKYF	Adjusted
Commercial and industrial	$ 42,541	$ -	$ (73)	$ 42,468
CRE - income producing properties	10,730	-	(41)	10,689
CRE - construction and development	2,767	-	(8)	2,759
Dealer floor plan	1,010	-	-	1,010
Direct retail lending	8,449	-	(13)	8,436
Sales finance	9,507	-	-	9,507
Revolving credit	2,365	-	(1)	2,364
Residential mortgage	29,862	-	(9)	29,853
Other lending subsidiaries	11,701	-	-	11,701
Subtotal	**118,932**	**-**	**(145)**	**118,787**
Purchased credit-impaired loans (PCI)	1,055	-	-	1,055
Total average loans and leases HFI	**$ 119,987**	**$ -**	**$ (145)**	**$ 119,842**

1 BB&T's management uses these measures in their analysis of the Corporation's performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

28

Non - GAAP Reconciliations 1 29 1 BB&T’s management uses these measures in their analysis of the Corporation’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges. (Dollars in millions) June 30, 2015 Reported SUSQ BKYF Adjusted Noninterest - bearing deposits $ 41,502 $ - $ (58) $ 41,444 Interest checking 20,950 - (57) 20,893 Money market and savings 53,852 - (39) 53,813 Subtotal $ 116,304 - (154) 116,150 Time deposits 14,800 - (34) 14,766 Foreign office deposits - interest - bearing 764 - - 764 Total deposits $ 131,868 $ - $ (188) $ 131,680 Deposits September 30, 2015 Link Qtr Reported SUSQ BKYF Adjusted Adj Growth Ann. Noninterest - bearing deposits $ 44,153 $ (1,506) $ (482) $ 42,165 721 6.9 % Interest checking 22,593 (2,152) (472) 19,969 (924) (17.5) Money market and savings 59,306 (3,073) (324) 55,909 2,096 15.5 Subtotal 126,052 (6,731) (1,278) 118,043 1,893 6.5 Time deposits 16,837 (2,670) (279) 13,888 (878) (23.6) Foreign office deposits - interest - bearing 948 - - 948 184 95.5 Total deposits $ 143,837 $ (9,401) $ (1,557) $ 132,879 1,199 3.6 % Link Quarter Average Balance Growth Adjusted for Acquisitions